Exhibit 99.1

Nara Bancorp Completes Common Stock Offering

LOS ANGELES--(BUSINESS WIRE)--October 31, 2011--Nara Bancorp, Inc. (NASDAQ:NARA) today announced the closing of its public offering of common stock at a price of $7.25 per share for gross proceeds of $63.3 million, or approximately $59.7 million net proceeds after underwriting fees and estimated offering expenses. The Company sold a total of 8,724,475 shares of its common stock in the offering, including 7,586,500 primary shares and 1,137,975 additional shares from the underwriters’ exercise of the over-allotment option.

The offering was underwritten by Keefe, Bruyette & Woods, Inc. and D.A. Davidson & Co.

The shares were offered pursuant to a prospectus supplement filed as part of a shelf registration statement that has been filed with the Securities and Exchange Commission on Form S-3 (Registration No. 333-172521) and is effective.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy shares of Nara common stock, nor shall there be any offer or sale of shares of Nara common stock in any state in which such offer, solicitation or sale would be unlawful.

The prospectus supplement and the accompanying prospectus by which the offering was made may be obtained from Keefe, Bruyette & Woods, Inc., Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, or by calling toll-free (800) 966-1559; or from D.A. Davidson & Co. - Prospectus Department, 8 Third Street North, Great Falls, MT 59401, (406) 791-7319.

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, a full-service community bank headquartered in Los Angeles with $3.0 billion in assets as of September 30, 2011. Nara Bank operates 23 full-service branches in California, New York and New Jersey, and a loan production office in Texas. Founded in 1989 specifically to serve the needs of Korean-Americans, Nara Bank now serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the Federal Reserve System and its deposits are insured by the FDIC. Nara Bank is an Equal Opportunity Lender.

Forward-Looking Information

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company's financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussions of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the respective documents. The Company undertakes no obligation to revise these forward-looking statements.

CONTACT:
Financial Profiles, Inc.
Tony Rossi
Investor Relations
310-478-2700 ext. 13
trossi@finprofiles.com